EXHIBIT 99.1

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                        [Sea Containers Ltd. letterhead]






4 January 2006


Mr Robert MacKenzie
The Old Rectory
Ashow
Warwickshire
CV8 2LA



Dear Bob

Our board of directors met on December 28th, 2005 to consider the terms of your employment as the new President and Chief Executive Officer of Sea Containers Ltd.

They approved your appointment effective January 4, 2006 which I understand is the date you plan to start. I am instructed to offer you the following terms which are largely in accordance with our discussion on December 22, 2005:

1. Annual salary (pound)750,000 to include all benefits such as pension, provision of a company car, health and accident insurance and any other benefits which are normally supplied in the category of "fringe benefits" by the employer.

2.      Your legal employer will be Sea Containers Ltd., a Bermuda company.

3. Guaranteed bonus at the end of the first year to be (pound)250,000 with up to an additional (pound)250,000 to be in the discretion of the board based on results. Bonus in future years to be in the discretion of the board.

4. Incentive arrangements. We feel a stock option exercisable at the end of your initial three year contract would be appropriate but you have said that you may wish the board to consider an alternative arrangement which may be linked to earnings rather than market price of shares. If the company is sold then you would participate in the surplus achieved between market price on the date of your joining and the eventual sale price, in the discretion of the board. You will make proposals to the board about incentive arrangements after you have assessed the prospects of the company.

5. Travel. You will bill the company for use of your personal car on company business on a reasonable mileage basis. Your other travel and entertainment expenses will be fully met by the company. To comply with Sarbanes-Oxley all your travel, entertainment and other expenses will be approved by me and communicated to the board.
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6.      Contract period, notice and redundancy. Your commitment will be for three years from date of joining, with the possibility of extension by mutual consent. Either you or the company can terminate the contract on six months notice. No redundancy would be payable on termination but if the notice was given by the company and you left before the end of the notice period you would be paid cash for the unexpired portion of the notice period. In event you give notice and are released early you would not be paid for the unexpired period. If the company is sold within the contract period and you are not retained by the buyers, you will be paid in full for the balance of the contract period.

7. Relationship with Chairman. I raised this point with the board and their view was that if I stepped down as Chairman they could not tie their hands with respect to appointment of a new Chairman, but felt that you should be comfortable with such appointment.

8. Election as a Director of Sea Containers Ltd. You will be put forward on the company's slate for election at the next AGM of the company, normally held at the beginning of June each year. The board must not have a majority of U.K. resident directors for tax reasons so a non-resident will also have to be elected at that time and a highly experienced shipping executive, Michael Ingham, has been nominated by the board.

9. Other directorships. I currently serve as Chairman of Silja Oy, GE SeaCo Ltd. and GNER Holdings Ltd. I suggest you replace me in these positions but I will remain on the boards temporarily to assist you.

10. Offices and secretarial assistance. You should select one of the prime riverside offices on the 13th floor of Sea Containers House. I have asked Karen Clark, one of my two secretaries, to work for you. She has access to my files which you will need and is completely familiar with the operations of the company. She can be a back-up for my PA/secretary, Jenny Tiney and vice versa. I suggest that Karen be located next to your office.

If the terms of this offer of employment are acceptable to you, please let me have your written agreement on a copy of this letter along with the date and send it to me at Sea Containers House.

The board looks forward very much to your assuming the President/Chief Executive Officer roles in Sea Containers Ltd.

                                           Sincerely

                                           /s/ J.B. Sherwood

                                           James B Sherwood
                                           Chairman



Accepted:    /s/ R. MacKenzie

Date:        January 4, 2006



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